                                                                     Exhibit 4.3



[date]


[name & address]





Dear [name]



        THE GENEVA TECHNOLOGY LIMITED UNAPPROVED SHARE OPTION SCHEME 1998

                        INVITATION TO APPLY FOR AN OPTION



Geneva Technology Limited ("the Company") adopted the Geneva Technology Limited Unapproved Share Option Scheme 1998 ("the Scheme") on 17th April 1998.

On [date] the Directors of the Company resolved to invite you to apply for the grant under the Scheme of an option to acquire Ordinary Shares ("shares") in the Company. I am accordingly instructed by the Directors to invite you to apply for the grant of the option whose details are set out below.

You will find enclosed with this letter:

(i)    a copy of the Rules of the Scheme;

(ii) a document entitled "Employee Guidelines" explaining the key features of the Scheme and the implications of applying for, being granted, and exercising an option under the Scheme;

(iii) two copies of an Application Form for your use should you choose to apply for the grant of the option.

OPTION

The option for which you are invited to apply is an option to acquire shares in the Company at a price per share which is fixed now and payable if and when you exercise your option. Summary information on your option is set out below:

Number of shares under option:               [no]

Price per share payable on exercise:         [price]

Grantor:                                     Geneva Technology Limited

Vesting Schedule:                            As defined in the Application Form.

Your option will be governed by the Rules of the Scheme and will be subject to the conditions set out in the Application Form.

I would draw the following points to your attention:

ENTITLEMENT TO EXERCISE THE OPTION

If an option is granted to you, the option will not, or may not, be exercisable in full immediately. The basis on which your entitlement to exercise your option will vest is set out in the Application Form.

Your option will not be exercisable unless you have first, save as prohibited by law, provided the Company with an indemnity in respect of any PAYE, and/or employer's National Insurance Contributions and/or employee's National Insurance Contributions which may arise on exercise. The terms of the indemnity are set out in the Application Form and the implications of the indemnity are explained in the Employee Guidelines.

Exercise of the option may only be effected in accordance with the Rules of the Scheme.

EXERCISE PRICE

The price per share payable on exercise of an option is equal to the market value of one Ordinary Share as determined by the Directors, in accordance with the Rules of the Scheme.

TAX IMPLICATIONS

A summary of the tax implications under current law of applying for, being granted and exercising an option is set out in the Employee Guidelines.

PRE-EMPTION RIGHTS AND "BUY-BACK" ARRANGEMENTS

Under the Articles of Association of the Company any Ordinary Shares acquired following the exercise of your option will be subject to the following restrictions:

(a) you will not be permitted to sell your shares to any person until you have first offered them for sale to the existing shareholders and the Company (or if the Directors so direct) an employee benefit trust;

(b) if you cease to be an employee or officer of the Company, you may be obliged to sell your Shares to the existing shareholders or to the Company or (if the Directors so direct) to an employee benefit trust;

in each case at a price and in a manner determined in accordance with the Articles of Association.

LAPSE OF YOUR OPTION

Your option rights will lapse under the Rules of the Scheme in certain circumstances and, in particular, if you leave the employment of the Company your option will normally lapse on the date of your ceasing to be an employee.

Your option is personal to you and will lapse if you sell, transfer, charge or otherwise deal with the option.

Your option will lapse on the seventh anniversary of its date of grant to the extent that the option has not been exercised beforehand.

GENERAL

You are recommended to read the Employee Guidelines for fuller information on the Scheme and the implications of applying for, being granted and exercising an option. You may also wish to consider taking advice from an independent financial adviser authorised under the Financial Services Act 1986.

If you have any queries please contact me during office hours.

TIMETABLE

The Directors are proposing to grant the option (if you apply for it) on [date]. If you wish to apply for the option please complete one copy of the enclosed Application Forms and return it to me together with a remittance for pound 1 payable to "Geneva Technology Limited" not later than midday on [date]. You should keep the second copy of the Application Form for your own record.



Yours sincerely,



John Martyn
SECRETARY

                                 ATTACHMENT (I)







                     RULES OF THE GENEVA TECHNOLOGY LIMITED

                       UNAPPROVED SHARE OPTION SCHEME 1998



               ADOPTED BY THE BOARD OF DIRECTORS ON 17 APRIL 1998
              (AS AMENDED BY RESOLUTIONS OF THE BOARD OF DIRECTORS
      ON 21 AUGUST 1998, 11 APRIL 2000, 13 MARCH, 2001 AND 28 JUNE, 2001)




                                   Version 1.5



                            Geneva Technology Limited
                             Cambourne Business Park
                                    Cambourne
                                    Cambridge
                                     CB3 6DN

Synopsis: This documents the rules of the company's unapproved share option scheme

CONTENTS

 1. DEFINITIONS........................................................6
 2. GRANT OF OPTIONS...................................................8
 3. LIMITATION OF THE SCHEME...........................................9
 4. LAPSE OF OPTIONS...................................................9
 5. EXERCISE OF OPTIONS - SPECIAL CASES...............................10
 6. EXERCISE OF OPTIONS - GENERAL.....................................11
 7. MANNER OF EXERCISE OF OPTIONS.....................................11
 8. REORGANISATION OF SHARE CAPITAL...................................12
 9. CHANGE OF CONTROL ETC.............................................12
10. ADMINISTRATION AND AMENDMENT......................................15

                            GENEVA TECHNOLOGY LIMITED

                                    RULES OF

                          THE GENEVA TECHNOLOGY LIMITED

                       UNAPPROVED SHARE OPTION SCHEME 1998


1.   DEFINITIONS

1.1 In these rules, the following words and expressions shall have the following meanings if not inconsistent with the subject or context:


         "Auditors"                the auditors for the time being of
                                   the Company.

         "Company"                 GENEVA TECHNOLOGY LIMITED.

         "Control"                 bears the same meaning as that term has in
                                   section 840 Taxes Act 1988.

         "Date of Grant"           the date on which the Directors grant an
                                   option in accordance with the terms of
                                   rule 2.4.

         "Directors"               the board of directors for the time being of
                                   the Company or a duly constituted committee thereof.

         "Drag Along Date"         The meaning given to that term by the letter
                                   from the Company and Convergys Corporation to all holders of options under the Scheme in connection with the Qualifying Offer describing amendments to the Scheme.

         "Eligible Employee"       any employee (including an executive
                                   director) in the Employment of any company within the Group.

         "Employment"              employment by the Company and/or any
                                   Subsidiary on terms requiring the employee to devote to his/her duties not less than 5 hours per week (excluding meal breaks).

         "Exercise Price"          the amount payable per Share on the exercise
                                   of an Option which amount shall be determined by the Directors but shall not be less than the nominal value of a Share.

         "Group" the Company and its Subsidiary or Subsidiaries for the time being.

         "Option" the right granted on any particular Date of Grant to acquire Shares in accordance with these rules.

         "Option holder"           an Eligible Employee or a former Eligible
                                   Employee who holds an Option which has
                                   neither been fully exercised nor ceased to be exercisable nor lapsed and where the context so permits the Option holder's personal representatives.

         "Parent"                  Convergys Corporation, an Ohio corporation.

         "Qualifying Offer"        the meaning given to that term by article 15
                                   of the Company's Articles of Association, as in force at 05 March 2001, with respect to an offer by Parent.

         "Scheme" this scheme in its present form subject to any amendment subsequently effected thereto in accordance with rule 10.

         "Share" with respect to Options for which notice of exercise is received by the Company on or after the Drag Along Date, shall mean a common share, without par value, in the capital of Parent, but provided that, should the Qualifying Offer made by Parent lapse, or fail to become unconditional no later than 01 July 2001, such term shall instead mean, for all purposes of the Scheme, a fully paid ordinary share in the capital of the Company (and for the avoidance of doubt, the meaning which applies on such lapse, or failure to become unconditional, shall apply to all Options for which notice of exercise is received by the Company on or after the Drag Along Date notwithstanding that such lapse or failure to become unconditional does not take place until after such notice of exercise is received); and with respect to Options for which notice of exercise is received by the Company on or prior to the Drag Along Date shall mean a fully paid ordinary share in the capital of the Company.

         "Subsidiary"              a company for the time being which is a
                                   Subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985 and is under the control of the Company as defined in Section 840 of the Income and Corporation Taxes Act 1988.

         "Unapproved"              not approved under Schedule 9 of the Income
                                   and Corporation Taxes Act 1988

1.2 In these rules, words importing the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender.

1.3 In these rules, any reference to a statutory provision shall be deemed to include that provision as the same may from time to time hereafter be amended or re-enacted.

2.       GRANT OF OPTIONS

2.1 The Directors may in their absolute discretion, select from amongst the Eligible Employees those who, on a particular occasion, are to be invited to apply for Options.

2.2 Options shall be granted only to such Eligible Employees as the Directors shall from time to time determine. No Eligible Employee shall be entitled as of right to participate. The extent of any participation shall be determined by the Directors in their absolute discretion.

         2.2.1 The Directors shall give notice in writing to any Eligible Employee who they have determined shall be invited to apply for the grant of an Option and such notice shall specify

                  (i) the maximum number of Shares in respect of which the Eligible Employee may apply for an Option;

                  (ii)   the Exercise price per Share; and

                  (iii) the amount payable pursuant to rule 2.3 for the grant of an Option.

         2.2.2 The Directors shall be entitled to specify in any invitation given under rule 2.2.1 that:

                  (i) the Option proposed to be granted shall contain such objective conditions as the Directors may in their discretion think fit being conditions which must be fulfilled prior to exercise of the Option and which are specified in or by the invitation;

                  (ii) prior to specified dates the Option may not be exercised in full but may only, prior to such dates, be exercised as to specified proportions of the Shares comprised therein.

         2.2.3 Each such Eligible Employee shall be given a notice period from the date of the invitation during which he may apply for an Option. Any such application shall state the number of Shares in respect of which he wishes to be considered for an Option, which number shall not exceed the maximum of Shares specified in the invitation and shall be accompanied by the sum payable pursuant to rule 2.3.

         2.2.4 The receipt of an invitation by an Eligible Employee and any application by an Eligible Employee pursuant thereto shall confer no rights on the Eligible Employee.

2.3 The application by an Eligible Employee for an Option shall be accompanied by payment of pound 1, which payment shall (unless the application is rejected) not be refundable and shall not be deemed to be a payment on account of the Exercise price. In the event of the Directors rejecting an Eligible Employee's application, the payment which accompanied such application will be returned to the employee.

2.4 If such Eligible Employee shall make an application for an Option, the Directors will consider such application and will, if they in their absolute discretion so decide, grant the Option. The Date of Grant shall be the date on which the Directors so decide to grant the Option. The terms of the option shall include:

         (i) the number of Shares in respect of which the Eligible Employee has been granted an Option; and

         (ii)     the Exercise price per Share; and

         (iii) any objective conditions of exercise which must be fulfilled prior to exercise of the Option as may have been specified in or by the relative invitation; and

         (iv) a statement as to whether, prior to specified dates, the Option may not be exercised in full but may only prior to such dates be exercised as to specified proportions of the Shares comprised therein.

2.5 It shall be a condition of participation in the Scheme that in the event of the dismissal of an Option holder from Employment in circumstances which could give rise to a claim for wrongful or unfair dismissal he shall not become entitled to any damages or any additional damages by reason of any alteration consequent thereupon of the Option holder's rights or expectations under the Scheme.

2.6 An Option shall be personal to the Option holder and shall not be assignable and any purported assignment, charge, disposal or dealing with the rights and interests of the Option holder under the Scheme shall be void and the Option shall cease to be exercisable, save that the devolution of an Option on the death of an Option holder whilst in Employment (or within three months of the Option holder ceasing to be in Employment) shall entitle the Option holder's personal representatives to exercise the Option subject to any applicable provisions of these rules.

2.7 Each Option shall be evidenced by an Option certificate in such form (not inconsistent with the provisions of the Scheme) as the Directors may from time to time determine. An option certificate shall be issued by the Company to each Option holder as soon as practicable after an Option has been granted. If any such certificate shall be worn out, defaced, destroyed or lost, it may be renewed on such evidence being provided as the Directors shall require.

3.       LIMITATION OF THE SCHEME

3.1      No Option may be granted under the Scheme on or after June 1, 2001.

4.       LAPSE OF OPTIONS

4.1 An option shall lapse (to the extent that it has not previously been exercised) upon the earliest to happen of the following:

         4.1.1    the expiry of seven years from its Date of Grant;

         4.1.2 immediately upon the making of a bankruptcy order against the Option holder;

         4.1.3 subject to rules 5.1, 5.2 and 5.3, immediately upon the Option Holder ceasing to be in Employment for any reason.

4.2 Where under any provision of these rules it is provided that an Option shall lapse, that Option shall cease to be exercisable thereafter notwithstanding any other provision of these rules.

5.       EXERCISE OF OPTIONS - SPECIAL CASES

5.1 Where the holder of an unexercised Option ceases to be an Eligible Employee by reason of:

         5.1.1 injury or disability or redundancy (within the meaning of the Employment Rights Act 1996);

         5.1.2 retirement either on reaching the age of 65 or at any other age at which the holder is bound to retire in accordance with the terms his contract of employment;

         5.1.3 retirement before attaining the age of 65 with the consent of the Company or the relevant Subsidiary;

         5.1.4 a company ceasing to be under the control of the Company, or business or a part of a business being transferred to a person who is not a company within the Group;

         5.1.5 any other circumstances approved by the Directors (provided that if such approval is not given within one month of cessation the Option shall lapse),

         any such Options may be exercised within 3 months of such cessation but shall lapse to the extent that it has not been exercised at the end of such period.

5.2 Where the holder of an unexercised Option ceases to be an Eligible Employee by reason of his death prior to the seventh anniversary of the relevant Date of Grant, the Option may be exercised by his personal representatives within twelve months of the date of death but shall lapse to the extent that it has not been exercised at the end of such period.

5.3 For the purposes of these rules (and subject as below), where an Option holder ceases to be an Eligible Employee because his employment is terminated by his employer without notice or where he terminates his employment without notice, his employment shall be deemed to cease on the date on which the termination takes effect or, if earlier, the date of giving such notice. If the Option holder's employment is terminated by the Option holder or by his employer with notice his employment shall be deemed to cease on the date when such notice expires.

6.       EXERCISE OF OPTIONS - GENERAL

6.1 The Directors may determine in respect of each Option that prior to dates specified by the Directors the Option may not be exercised in full but may only prior to such dates be exercised as to specified proportions of the Shares comprised therein.

6.2 Subject to rule 6.1 an Option which has not lapsed may be exercised in whole or part

         6.2.1 at any time during the period following the Date of Grant of an Option and finishing on the day preceding the seventh anniversary of its Date of Grant;

         6.2.2    within twelve  months of the death of an Option holder.

6.3 In no circumstances may an Option be exercised on or after the seventh anniversary of its Date of Grant.

6.4 Any reference (however expressed) to the exercise of an Option or an entitlement to exercise an Option shall be construed as exercise or entitlement to exercise (as the case may be) subject to the terms of the Option (including without limitation any requirement to satisfy an objective condition prior to exercise and any limit on entitlement at the date in question imposed pursuant to rule 6.1 save to the extent such requirement or limit has been waived by means of a resolution of the Directors pursuant to rule 9.1, 9.2, 9.4 or 9.5).

7.       MANNER OF EXERCISE OF OPTIONS

7.1 An Option shall be exercised by the Option holder (or the Option holder's personal representatives) giving notice in writing (in such form as the Directors may from time to time determine) to the Company stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised. Such notice shall be accompanied by the relevant Option certificate and the Exercise price of the Shares in respect of which the Option is exercised. The Company shall, within 30 days after receipt by the Directors of such notice, Option certificate and payment, unless prohibited by any enactment or regulation for the time being in force, either (i) allot and issue, fully paid, the Shares or (ii) procure the issue and allotment, or transfer of the Shares in respect of which the Option has been exercised into the name of the Option holder provided that, with respect to all Options for which notices of exercise are received by the Company on or after the Drag Along Date, no such allotment or transfer shall take place until the Qualifying Offer has either become unconditional, lapsed, or failed to become unconditional prior to 01 July 2001.

7.2 Shares allocated on the exercise of an Option shall rank pari passu in all respects with the other issued Shares of the same class except that they will not rank for any dividend or other distribution of the Company made by reference to a record date prior to the date of exercise.

7.3 When an Option is exercised only in part the balance shall remain exercisable on the same terms as originally applied to the original Option and a new

         Option certificate shall be issued in accordance with rule 2.7 in respect of the balance as soon as practicable after the partial exercise.

8.       REORGANISATION OF SHARE CAPITAL

8.1 In the event of any reorganisation of ordinary share capital (as defined in rule 8.2) the Directors may make such adjustment as they consider appropriate with regard to:-

         8.1.1 the maximum number or amount of Shares subject to any Option; and/or

         8.1.2    the Exercise price of any Shares subject to any Option;

            PROVIDED THAT

         8.1.3 any such adjustment has been confirmed in writing by the Auditors to be in their opinion fair and reasonable and has been agreed to in writing by Parent; and

         8.1.4 the aggregate Exercise price payable by an Option holder on the exercise of all Option holder Options is not increased; and

         8.1.5 the amount payable to subscribe for any Share subject to any Option shall not be reduced below its nominal value; and

         8.1.6 the Directors shall give notice in writing to each Option holder affected thereby of any adjustment made pursuant to this rule 8 and may at their discretion deliver to him a revised Option certificate in respect of his Option or an addendum to his Option certificate; and

8.2 For the purpose of rule 8.1, a reorganisation of ordinary share capital means any capitalisation issue or rights issue or any consolidation, subdivision or reduction of capital.

9.       CHANGE OF CONTROL ETC

9.1 If as a result of a general offer to shareholders in the Company (or any of them) any company obtains control of the Company, the Directors shall as soon as reasonably practicable notify every Option holder. The entitlement of Option holders to exercise their Options shall not be altered (save as may be provided elsewhere under these Rules) unless the Directors shall resolve within the period commencing six months prior to the date on which any company obtains control of the Company and ending three months thereafter that:

         9.1.1 all Options shall lapse on a date to be specified by the Directors; and/or

         9.1.2 any or all of the conditions to which exercise is subject are to be waived; and/or

         9.1.3 any limits on exercisability imposed pursuant to rule 6.1 are to be waived.

              If the Directors so resolve, the Directors shall as soon as reasonably practicable notify every Option holder of such resolution PROVIDED ALWAYS that no Option shall lapse and cease to be exercisable by virtue of this rule 9.1 until the later of (a) the date on which any company obtains control of the Company and (b) one month after the date on which the notification is despatched to Option holders in accordance with this rule 9.1.

9.2      If any person:

                  (a) either alone or together with any person acting in concert with him has obtained control of the Company as a result of a general offer to shareholders in the Company (or any of them) or otherwise; or

                  (b) having such control makes a general offer to acquire the whole of the issued share capital of the company (other than that which is already owned by him and whether or not excluding that which is already owned by any person acting in concert with him)

              the Directors shall as soon as reasonably practicable notify every Option holder. The entitlement of Option holders to exercise their Options shall not be altered (save as may be provided elsewhere under these Rules) unless the Directors shall resolve within the period commencing six months prior to the date on which such person obtains control of the Company or (as the case may be) makes such a general offer and ending three months thereafter that:

         9.2.1 all Options shall lapse on a date to be specified by the Directors; and/or

         9.2.2 any or all of the conditions to which exercise is subject are to be waived; and/or

         9.2.3 any limits on exercisability imposed pursuant to rule 6.1 are to be waived.

              If the Directors so resolve, the Directors shall as soon as reasonably practicable notify every Option holder of such resolution PROVIDED ALWAYS that no Option shall lapse and cease to be exercisable by virtue of this rule 9.2 until the later of (a) the date on which any person obtains control of the Company or (as the case may be) makes such a general offer and (b) one month after the date on which the notification is despatched to Option holders in accordance with this rule 9.2.

9.3 If at any time before an Option has lapsed any person becomes entitled or bound to acquire shares in the Company under sections 428 to 430F (inclusive) of the Companies Act 1985 the Directors shall as soon as reasonably practicable notify every Option holder and each Option shall (subject to the provisions of these Rules) be exercisable at any time when that person remains so entitled or bound and upon the expiration of that period to the extent that the Option is not then exercised it shall lapse and cease to be exercisable.

9.4 If at any time any or all of the issued share capital of the Company shall be:

         9.4.1 admitted to trading on the Alternative Investment Market of the London Stock Exchange or any market which is a successor thereto;

         9.4.2 traded under Rule 26 of the Stock Exchange Yellow Book or admitted to the Daily Official List of the London Stock Exchange; or

         9.4.3 traded on any other recognised investment exchange (as defined by the Financial Services Act 1986) including without limitation NASDAQ and EASDAQ,

         the entitlement of Option holders to exercise their Options shall not be altered (save as may be provided elsewhere under these Rules) unless the Directors shall resolve in the period commencing six months prior to the date on which the shares are first admitted to trading, traded or admitted to the Daily Official List (as the case may be) and ending three months after such date that:

         9.2.1 all Options shall lapse on a date to be specified by the Directors; and/or

         9.2.2 any or all of the conditions to which exercise is subject are to be waived; and/or

         9.2.3 any limits on exercisability imposed pursuant to rule 6.1 are to be waived.

              If the Directors so resolve, the Directors shall as soon as reasonably practicable notify every Option holder of such resolution PROVIDED ALWAYS that no Option shall lapse and cease to be exercisable by virtue of this rule 9.4 until the later of (a) the date on which the shares are first admitted to trading, traded or admitted to the Daily Official List (as the case may be) and (b) one month after the date on which the notification is despatched to Option holders in accordance with this rule 9.4.

9.5 If the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a plan for the reconstruction of the Company or its amalgamation pursuant to section 425 of the Companies Act 1985 the Directors shall as soon as reasonably practicable notify ever y Option holder and after a period of six months commencing on the date on which he court sanctions the compromise or arrangement each Option shall cease to be exercisable and shall lapse PROVIDED ALWAYS that the Directors may resolve within the period commencing six months prior to the date on which the court sanctions the scheme or arrangement and ending three months after such date that:

         9.5.1 all Options shall lapse on a date to be specified by the Directors; and/or

         9.5.2 any or all of the conditions to which exercise is subject are to be waived; and/or

         9.5.3 any limits on exercisability imposed pursuant to rule 6.1 are to be waived.

         If the Directors so resolve, the Directors shall as soon as reasonably practicable notify every Option holder of such resolution PROVIDED ALWAYS that no Option shall lapse and cease to be exercisable by virtue of this rule 9.5 until the later of (a) the date on which the court sanctions the scheme or arrangement and (b) one month after the notification is despatched to Option holders in accordance with this rule 9.5.

9.6 In the event of notice being given to holders of Shares of a resolution for the voluntary winding-up of the Company, the Directors shall as soon as reasonably practicable notify every Option holder and all Options shall immediately lapse and cease to be exercisable upon the commencement of the winding-up of the Company.


10.      ADMINISTRATION AND AMENDMENT

10.1 The Scheme shall be administered under the direction of the Directors who may at any time and from time to time by resolution amend the rules in any respect.

10.2 In any matter in which they are required to act hereunder the Auditors shall be deemed to be acting as experts and not as arbitrators and their decision shall be final and binding.

10.3 The cost of the implementation and operation of the Scheme (including but not limited to the costs relating to the issue of Shares upon the exercise of Options) shall be borne by the Company.

10.4 All notices under the Scheme shall be in writing and, if to the Company, shall be delivered to the Company or sent by pre-paid first-class post to the Secretary at its registered office for the time being or such other place as the Company may notify from time to time, and, if to an Option holder, shall be delivered personally or sent by first-class pre-paid post to the Option holder at his risk at the address which he shall give to the Company for this purpose, or, failing any such address, his last-known place of abode and shall be deemed to have served upon delivery if delivered, or at the expiration of twenty four hours after posting, if posted, as aforesaid. No notice to the Company shall take effect unless the same shall have been actually received by the Company.

10.5 The Company shall send to Option holders, who are not otherwise to receive the same, copies of all documents required by law to be sent to the holders of Shares.

10.6 The Company shall at all times keep available sufficient authorised but unissued ordinary shares or shall procure the acquisition or availability for issue of sufficient shares for the purposes of the Scheme to satisfy the exercise in full of all Options for the time being capable of being exercised.

10.7 In the event of any dispute or disagreement as to the interpretation of the Scheme or of any regulation or procedure or as to any question or right arising from or related to the Scheme, such matter shall be resolved in, dealt with or provided for in such manner as the Directors in their absolute discretion think fit and the decision of the Directors shall (except as regards any matter required to be determined by the Auditors hereunder) be final and binding upon all persons.

10.8 The Directors may at any time (without prejudice to the rights of Option holders under subsisting Options) suspend or terminate the operation of this Scheme.

10.9     The Scheme shall be governed by English Law.

10.10 If an allotment of Shares is made to satisfy an exercise of an Option at a time when Shares are admitted to listing on a stock exchange, the Company shall apply, or procure the application, for admission for such allotted Shares to listing on such stock exchange, provided that where such shares are shares in the capital of Parent, Parent may require (in its absolute discretion) that such application for admission be made on such date as Parent determines, being a date no later than the date 12 months after the date of allotment of such shares.

                                 ATTACHMENT (II)
          GENEVA TECHNOLOGY LIMITED UNAPPROVED SHARE OPTION SCHEME 1998



                               EMPLOYEE GUIDELINES



This document provides guidelines to the Geneva Technology Limited Unapproved Share Option Scheme 1998, but legal interpretation of a share option grant is solely dependent on the official Rules of the Scheme provided at the time of the grant and on the Articles of Association of the Company. These guidelines do not have any legal significance and do not form part of the official Rules. Employees may wish to take independent legal or financial advice on the Scheme.

In the following guidelines, words importing the masculine gender shall also include the feminine gender.


A.       GENERAL

1. The Company has set up an "Unapproved" Share Option Scheme for employees. "Unapproved" in this sense means that the scheme does not fall within the Inland Revenue approved share option scheme regime. While unapproved schemes do not enjoy the same tax advantages as approved schemes, they do provide considerably greater flexibility of operation. The company may introduce additional share option schemes in the future.

2. A share option scheme enables participating employees to buy shares ("exercise options") in the Company in the future at a pre-determined price. There is a binding obligation on the Company to sell but not on the employee to buy. The pre-determined price will be fixed at least once a year by the Company's Auditors and will be known at the time of the grant of the options.

3. The Company's intention is that over a period of time the value of shares will rise and the participants can at some stage in the future realise an immediate risk free profit, subject to tax liabilities as referred to later. If the shares decrease in value the participant is not under an obligation to exercise any of the options.

4. The share option scheme will be administered by the Directors of the Company, and details of the Scheme are subject to change at the discretion of the Directors.

B.       THE OPTIONS

1.       GRANT OF OPTIONS

1.1      There should be no tax liability on the grant of options.

1.2 The employee pays pound 1 for the option and this payment will not be refundable nor will it be deemed to be a payment on account of the eventual price for the shares.

2.       OPTION TERMS AND VALUATION

2.1      Options must be exercised no later than 7 years after they are granted.

2.2 Options will be offered from time to time as determined by the Directors. The option price (the price to be paid for the shares at the later date of exercising the options) will be determined on the date of offer. The option price will be an amount equal to the market value

                  (as determined by the Company's Auditors) of a share on the date on which the offer of options is made.

                  Once the shares are publicly listed the option price will be the middle market quotation for the Company's shares during a period preceding the offer of options as determined by the Auditors.

2.3 The procedure for granting options is that the Directors will invite employees selected at their discretion to apply for options over a specified number of shares on terms set out in the invitation letter. If the employee wishes to apply for the options, he returns a signed acceptance form together with a cheque for pound 1 payable to the Company. The Directors will then consider the applications and at their discretion formally grant options on the terms specified.

3.       ENTITLEMENT TO EXERCISE

3.1 Under the Scheme the participant will generally be entitled to exercise options on the basis of the following rules (referred to as the 'vesting schedule'):-

         At the end of the first twelve months following the date of grant of the options (or 12 months from the date of starting with the Company whichever is the sooner), 25% of the shares under option. Thereafter, the remaining 75% on the basis of 2 1/12% of the shares under option for each completed month of employment. The full entitlement will therefore have vested by the end of 4 years from the date of grant. The precise details of the vesting schedule will be set out on the Option Certificate itself.

         The vesting arrangement for particular employees or option grants may differ from this formula at the Directors' discretion.

4.       CEASING TO BE AN EMPLOYEE OF THE COMPANY

4.1 If a participant ceases to be an employee of the Company, his options will normally lapse immediately.

4.2 In some circumstances such as ceasing to be an employee by reason of injury, redundancy, retirement, transfer of the Company's business or other exceptional circumstances at the Directors' discretion, the participant may exercise his options, to the extent that they has vested, provided such exercise occurs within three months of the participant ceasing to be an employee.

4.3 Within three months of the employee leaving, or within three months of options having been exercised if this is later, the Company will be entitled to purchase any of the participant's shares allotted under the Scheme at fair value in accordance with the Articles of Association.

5.       TAX ON EXERCISE OF OPTIONS

         The following points regarding tax are based on current tax law and may be subject to amendment by future legislation. They are intended for general guidance only and should not be read as a definitive guide to an individual's particular tax liability:

5.1 An INCOME TAX LIABILITY arises when the participant exercises a share option. This is based on the market value of the shares when acquired less the option price for the shares. The taxable amount is treated as if it were additional income and is added to an employee's earnings for the year. A liability to tax will arise on any gain even if there is no disposal of the shares acquired.

5.2 Under certain circumstances, the Company may be liable to pay any income tax liability, which does arise, under the PAYE scheme. For this reason, the participant is required to indemnify the Company for any PAYE liability which may arise at the point of exercise.

         You may also be aware that all options issued under unapproved share option schemes since 6 April 1999 also attract a National Insurance contribution ("NIC") liability for both employers and employees at the time of exercise. For this reason, the participant is required to indemnify the Company for any employee's NIC liability which may arise.

         In addition, the government has announced recently that the legislation in relation to employer's NICs on the exercise of options is changing, such that the burden of employer NICs may be passed to the employee. You will be required to indemnify the Company in respect of employer's NICs in addition to the PAYE income tax and employee's NICs which are payable on the exercise of the option (and certain other events), if the changes are made law. The grant of options is being made subject to this condition.

         Before a participant can exercise his option he may therefore be required by the Company to:

               either pay an amount equal to the Company's reasonable estimate of the PAYE liability and employee's NICs and employer's NICs which the Company will have to pay over to the tax authorities;

              or provide the Company with a Power of Attorney enabling the
                  Company to sell some of the shares which the participant is acquiring in order to meet these PAYE and NIC costs.

              If the reasonable estimate is too low, the Company will be entitled to claim the balance from the employee later; if the reasonable estimate is too high, the Company will pay the excess back to the employee.

              Employees who are subject to higher rate income tax should not be exposed to any employee NICs because their income should be above the upper earnings threshold for employee's NICs (pound 26,000 in 1999/00).

5.3 The Application Form contains in addition a more general indemnity under which an applicant agrees to indemnify the Company against any tax or social security contributions payable by an employee in relation to the option. This indemnity might for example apply if the employee releases his option rights for a cash sum or if an employee were working overseas and foreign taxes applied to the option.

5.3 The Company will endeavour on public listing or take-over to ensure that a participant can dispose of sufficient shares to satisfy any tax liability arising.

6.       TAX ON SHARES SOLD

6.1 Any shares sold to a person other than the Company should be subject to normal CAPITAL GAINS TAX (CGT) rules. The base cost for CGT purposes will be the aggregate of:

                  (a) the price paid for the shares by the participant

                  (b) the amount of the gain which was subject to a charge to Income Tax when the option was exercised.

6.2 If the exercise of the options and the disposal are more or less contemporaneous there should be little or no charge to CGT. If the shares are retained for a period and subsequently sold at a gain, it may be possible to reduce or eliminate any liability to CGT by use of the annual exemption from CGT (currently pound 7,200).

6.3 The tax rules become significantly more complicated if the shares are sold to the Company rather than to other persons or to an Employee Benefit Trust, which may be set up in the future anyway in order to help alleviate this more onerous tax treatment. Many factors can effect the eventual tax treatment where the Company is the purchaser so the details of the tax treatment are not set out here. However, as and when circumstances arise where such a purchase by the Company may be necessary, then the Company will endeavour to minimise the overall liability to tax, both for the Company and the individual.

7.       RESTRICTIONS ON SHARES HELD

         7.1 Until such time as shares in the company are publicly listed, employees who wish to sell any of the shares which they have purchased by exercising their options under the Scheme MUST first offer their shares a) to the Company or an Employee Benefit Trust (if such is established) and b) to existing shareholders, at the fair value determined by the Auditors in accordance with the Articles of Association.

C.       OTHER

8. Options cannot be transferred to anyone else except on death of a participant when his personal representatives may exercise any options within twelve months of death.

9. In the event of any reorganisation of share capital the Directors may make such adjustments as they think appropriate without prejudice to the value of any options.

10. Although participants will not technically be shareholders in the Company until they have exercised options, they will be provided with a similar level of information as that required to be given to actual shareholders. For example all participants will be supplied with at least a synopsis of the Company's annual accounts and report together with an indication of the current value of the shares. Upon exercising their options, participants will have the full voting rights of other shareholders.

                                ATTACHMENT (III)

                                APPLICATION FORM

To:   The Directors, Geneva Technology Limited



Dear Sirs

        THE GENEVA TECHNOLOGY LIMITED UNAPPROVED SHARE OPTION SCHEME 1998
                             APPLICATION FOR OPTION

1        I refer to your letter dated [ date ] ("THE INVITATION") inviting me to
         apply for a grant of an option over [         ] Ordinary Shares
         ("Shares") pursuant to the Geneva Technology Limited Unapproved Share Option 1998 ("THE SCHEME"). I hereby apply for the grant of the option
         in respect of [all][        ]* Shares, at an exercise price of
         pound [         ] as specified in the Invitation .

         *DELETE OR COMPLETE AS APPROPRIATE

2 I hereby acknowledge that the option granted to me will be governed by the Rules of the Scheme and that any issue of shares under the Scheme will be governed by the Memorandum and Articles of Association of Geneva Technology Limited.

3 I hereby agree (save as prohibited by law) to indemnify Geneva Technology Limited ("THE COMPANY") and/or any of its subsidiaries and/or the trustees of any employee benefit trust established in relation to the Company against any liability of the Company and/or such persons to account for employer social security contributions and/or employee tax and social security contributions in relation to the option (including without limitation its grant, exercise or release), subject to and in accordance with paragraph B below.

4 I further acknowledge that the exercise of the option granted to me will be subject to satisfaction of the following conditions:

         A. ENTITLEMENT TO EXERCISE (VESTING SCHEDULE):

         Entitlement to exercise the option will be determined by reference to my period of continuous employment with the Company and on the following basis:

         (a)    having been continuously employed by the company and on reaching
                [          ], I will be entitled (subject to the Rules of the
                Scheme) to exercise the option in respect of 25 per cent of the Shares under option;

         (b) thereafter, for each additional month of continuous employment completed with the Company, I will be entitled (subject to the Rules of the Scheme) to exercise the option in respect of an additional 2 1/12 per cent of the Shares under option (rounding down to whole numbers of Shares).

         B. INDEMNITY TO THE COMPANY

         I will only be entitled to exercise the option if I have first:

         (a) if the Company so requires, completed and provided the Company with a power of attorney in the form set out at the end of this Application Form (or in such other form as the Company may reasonably specify in the light of changes in law occurring after the date of the invitation); or

         (b) if the Company so requires, paid to the Company a cash amount equal to the liability which the Company reasonably estimates will be incurred by the Company in respect of income tax to be accounted for by the Company under PAYE, and/or employer's National Insurance Contributions and/or employee's National Insurance Contributions on the issue or transfer of the Shares pursuant to the proposed exercise of the option.

5 I hereby declare that I am applying for an option on my own behalf and not as trustee or nominee for any other person.

6 I enclose a remittance of pound 1 (being the option price of the option for which I am applying).




------------------------------ ------------------------------------------------
Date                           Signed
    -------------------------        ------------------------------------------

                               Full name
                                        ---------------------------------------

                               Address
                                      -----------------------------------------

                                      -----------------------------------------

                                      -----------------------------------------
------------------------------ ------------------------------------------------


NOTE: This Application Form should be returned to the Secretary, Geneva Technology Limited, Cambourne Business Park, Cambourne, Cambridge, CB3 6DN NOT
LATER THAN MIDDAY [             ]. A remittance of pound 1 in respect of the
option price should be enclosed with this Application Form.








EXAMPLE POWER OF ATTORNEY - DO NOT COMPLETE

By this Power of Attorney made on [        ] 200[ ], I [             ] of
[               ] HEREBY APPOINT Geneva Technology Limited ("THE COMPANY") to
act as my authority in my name and on my behalf to sign or execute any such and all agreements, instruments, deeds or other papers and to do all things in my name as may be necessary to facilitate the sale of sufficient number of the ordinary shares in the Company issued or transferred to me on the exercise of
the Option granted to me on [             ] to fund the payment of any income
tax to be accounted for under PAYE, and/or any employer's National Insurance Contributions and/or any employee's National Insurance Contributions by the Company or any of its subsidiaries or any employee benefit trust established in respect of the Company and/or its subsidiaries together with any incidental costs incurred in connection with the sale of such shares.

I declare that this Power of Attorney, having been given to me to secure my obligations in connection with the terms of the conditions applicable to the exercise of my Option (as set out on the reverse of my Option Certificate) shall be irrevocable in accordance with Section 4 of the Power of Attorney Act 1971.

IN WITNESS WHEREOF THIS POWER OF ATTORNEY HAS BEEN DULY EXECUTED AS A DEED AND DELIVERED by

[                           ]):
                            )
in the presence of :        )

Witness' signature:
                   --------------------------------

Witness' name:
              -------------------------------------

Witness' address:

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Witness' occupation:

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